                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                             CUMULUS HOLDINGS, INC..

                                       AND

                                 PHILIP T. KELLY

                                October 16, 1997

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

      1.  Purchase and Sale of Company Shares................................1
            (a)  Basic Transaction...........................................1
            (b)  Purchase Price..............................................1
            (c)  The Closing.................................................2
            (d)  Deliveries at the Closing...................................2

      2.  Representations and Warranties of the Seller.......................3
            (a)  Authorization of Transaction................................3
            (b)  Noncontravention............................................3
            (c)  Brokers' Fees...............................................3
            (d)  Company Shares..............................................3

      3.  Representations and Warranties of the Buyer........................3
            (a)  Organization of the Buyer...................................4
            (b)  Authorization of Transaction................................4
            (c)  Noncontravention............................................4
            (d)  Brokers' Fees...............................................4

      4.  Representations and Warranties Concerning the Company..............4
            (a)  Organization, Qualification, and Corporate Power............4
            (b)  Capitalization..............................................5
            (c)  Noncontravention............................................5
            (d)  Financial Statements........................................5
            (e)  Subsequent Events...........................................6
            (f)  Undisclosed Liabilities.....................................8
            (g)  Tax Matters.................................................8
            (h)  Tangible Assets.............................................9
            (i)  Owned Real Property........................................10
            (j)  Real Property Leases.......................................11
            (k)  Intellectual Property......................................12
            (l)  Contracts..................................................13
            (m)  FCC Licenses and Compliance with FCC Requirements..........14
            (n)  Insurance..................................................15
            (o)  Litigation.................................................16
            (p)  Employees..................................................16
            (q)  Notes and Accounts Receivable..............................16
            (r)  Powers of Attorney.........................................16
            (s)  Employee Benefits..........................................16
            (t)  Environment, Health, and Safety............................18

            (u)  Legal Compliance...........................................19
            (v)  Certain Business Relationships With the Company
                   and Its Subsidiaries.....................................19
            (w)  Brokers' Fees..............................................19
            (x)  Advertising Contracts......................................19
            (y)  Disclosure.................................................19

      5.  Pre-Closing Covenants.............................................19
            (a)  General....................................................20
            (b)  Transfer Applications......................................20
            (c)  Notices and Consents.......................................20
            (d)  Operation of Business......................................20
            (e)  Employees..................................................21
            (f)  Advertising Obligations....................................21
            (g)  Operating Statements.......................................21
            (h)  Contracts..................................................21
            (i)  Operation of Stations......................................21
            (j)  Credit and Receivables.....................................21
            (k)  Preservation of Business...................................21
            (l)  Full Access and Consultation...............................22
            (m)  Notice of Developments.....................................22
            (n)  Exclusivity................................................22
            (o)  Title Insurance............................................22
            (p)  Surveys....................................................22
            (q)  Environmental Assessments..................................23
            (r)  Control of Stations........................................23
            (s)  Risk of Loss...............................................23
            (t)  Payment of Dividends.......................................24
            (u)  Wisconsin Tower Site.......................................24

      6.  Conditions to Obligation to Close.................................24
            (a)  Conditions to Obligation of the Buyer......................24
            (b)  Conditions to Obligation of the Seller.....................25

      7.  Post-Closing Covenants............................................26
            (a)  General....................................................26
            (b)  Funded Indebtedness........................................26
            (c)  Litigation Support.........................................26
            (d)  Transition.................................................27
            (e)  Confidentiality............................................27
            (f)  Covenant Not to Compete....................................27
            (g)  Retainage Adjustment.......................................27

      8.  Remedies for Breaches of this Agreement...........................27
            (a)  Survival...................................................27
            (b)  Indemnification Provisions for the Benefit
                   of the Buyer ............................................28
            (c)  Indemnification Provisions for the Benefit
                   of the Seller ...........................................28
            (d)  Matters Involving Third Parties............................28
            (e)  Specific Performance.......................................29
            (f)  Limitation of Liability....................................29
            (g)  Other Indemnification......................................29

      9.  Definitions.......................................................29

      10.  Termination......................................................34
            (a)  Termination of Agreement...................................34
            (b)  Effect of Termination......................................35

      11.  Miscellaneous....................................................35
            (a)  Survival...................................................35
            (b)  Press Releases and Announcements...........................35
            (c)  No Third Party Beneficiaries...............................35
            (d)  Entire Agreement...........................................35
            (e)  Succession and Assignment..................................35
            (f)  Counterparts...............................................36
            (g)  Headings...................................................36
            (h)  Notices....................................................36
            (i)  Governing Law..............................................37
            (j)  Amendments and Waivers.....................................37
            (k)  Severability...............................................37
            (l)  Expenses...................................................37
            (m)  Construction...............................................37
            (n)  Incorporation of Exhibits and Schedules....................38
            (o)  The Seller.................................................38
            (p)  Submission to Jurisdiction.................................38

                                    EXHIBITS

Exhibit A--Form of Earnest Money Escrow Agreement
Exhibit B--Form of Retainage Agreement
Exhibit C--Form of Opinion of Counsel to the Seller

                                    SCHEDULES

Description                                                  Section Reference
-----------                                                  -----------------
Company Shares                                                     2(e)
Directors and Officers                                             4(a)
Financial Statements                                               4(d)
Subsequent Events                                                  4(e)
Tax Matters                                                        4(g)
Tangible Assets                                                    4(h)
Owned Real Property                                                4(i)
Real Property Leases                                               4(j)
Intellectual Property                                              4(k)
Contracts                                                          4(l)
FCC Licenses                                                       4(m)
Insurance                                                          4(n)
Litigation                                                         4(o)
Employees                                                          4(p)
Employee Benefits                                                  4(s)
Business Relationships                                             4(v)
Advertising Contracts                                              4(x)

                            STOCK PURCHASE AGREEMENT

            This Agreement ("Agreement") entered into on October 16, 1997, by and between Cumulus Holdings, Inc., an Illinois corporation (the "Buyer") and Philip T. Kelly, (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

            The Seller owns all of the outstanding capital stock of Communications Properties, Inc., a Minnesota corporation (the "Company") which, in turn, owns and operates radio stations WDBQ-AM, KXGE-FM, and KLYV-FM, all licensed to operate in Dubuque, Iowa, and WJOD-FM, licensed to operate in Galena, Illinois (collectively the "Stations").

            This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Company in return for Cash.

            Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

            1. Purchase and Sale of Company Shares.

            (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Company Shares for the consideration specified below in this Section 1.

            (b) Purchase Price. The purchase price to be paid to the Seller by the Buyer for the Company Shares shall be an amount equal to $4,881,262.72 less the amount of Funded Indebtedness (the "Purchase Price"), and shall be payable as set forth in this Section 1. The Seller shall furnish the Buyer with a list of Funded Indebtedness which Buyer agrees to cause to be paid by the Company in full immediately following the Closing, whether any such indebtedness is due and owing on the Closing Date; provided, that, in no event shall the aggregate amount of the Funded Indebtedness exceed the Purchase Price less the Retainage Deposit, as defined in Section 1(b)(ii) below. All Funded Indebtedness of the Company as of the date of this Agreement shall constitute an adjustment to the Purchase Price. The Purchase Price is payable as follows:

                  (i) on the date of this Agreement, the Buyer will deposit with the Earnest Money Escrow Agent the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the "Earnest Money Deposit") either in the form of (a) Cash by wire transfer or delivery of other immediately available funds, or (b) a letter of credit issued by NationsBank of Texas, N.A. naming the Escrow Agent as beneficiary;

                  (ii) on the Closing Date, the Buyer shall deposit with the Retainage Agent the amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (the

      "Retainage Deposit") in Cash by wire transfer or delivery of other immediately available funds; and

                  (iii) on the Closing Date, the Buyer shall pay to the Seller the amount equal to $4,881,262.72, less Funded Indebtedness, less the Earnest Money Deposit (and any interest earned thereon), and less the Retainage Deposit.

            On the Closing Date in addition to the Purchase Price, an amount equal to One Million and 00/100 Dollars ($1,000,000.00) shall be paid to the Seller as consideration for the agreements set forth in Section 7(f) of this Agreement.

The Earnest Money Deposit referenced in this Section 1(b)(i) shall be placed in escrow with the Escrow Money Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit A (the "Earnest Money Escrow Agreement"), which requires that the Earnest Money Deposit shall be deposited by the Earnest Money Escrow Agent with a federally insured financial institution in an interest bearing account. Interest earned on the Earnest Money Deposit, if any, shall accrue to the benefit of the Buyer, and, together with the principal amount of the Earnest Money Deposit, shall be payable to the Seller and credited against the Purchase Price on the Closing Date. If this Agreement is terminated without Closing of the transaction contemplated herein, the Earnest Money and all accrued interest, if any, shall be paid to the Buyer or the Seller as provided in the Earnest Money Escrow Agreement.

            The Retainage Deposit referenced in this Section 1(b)(ii) shall be placed in escrow with the Retainage Agent pursuant to an escrow agreement in the form attached hereto as Exhibit B (the "Retainage Agreement"), which requires that the Retainage Deposit shall be deposited by the Retainage Agent as provided in the Retainage Agreement. Interest earned on the Retainage Deposit shall accrue to the benefit of the Seller, and, together with the principal amount of the Retainage Deposit, shall be payable to the Seller or the Buyer as provided in the Retainage Agreement.

            (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Stations in Dubuque, Iowa, commencing at 9:00 a.m. local time on the date set by the Buyer not earlier than the fifth business day or later than the tenth business day after the FCC approval of the Transfer Application becomes a Final Order, by which date all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby will have been satisfied or waived, or such other date as the Parties may mutually determine (the "Closing Date").

            (d) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of his Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the consideration specified in Section 1(b) above.

            2. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this
Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 2) except as set forth in Disclosure Schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule") corresponding to the lettered and numbered sections of this Section 2.

            (a) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, other than Transfer Applications described in Section 5(b).

            (b) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of his obligations hereunder, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Seller is a party or by which he is bound or to which any of his assets is subject.

            (c) Brokers' Fees. Other than One Hundred Five Thousand and 00/100 Dollars ($105,000.00) which are one-half of the fees payable to Kalil & Co., Inc., Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

            (d) Company Shares. Seller holds of record and owns beneficially the number of Company Shares set forth next to his name in Section 2(d) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), claims, Taxes, Security Interests, options, warrants, rights, contracts, calls, commitments, equities, and demands. Seller is not a party to any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

            3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

            (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois.

            (b) Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which either of the Buyer is a party or by which it is bound or to which any of its assets are subject. Other than with respect to the Transfer Application, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

            (d) Brokers' Fees. Other than One Hundred Five Thousand and 00/100 Dollars ($105,000.00) which are one-half of the fees payable to Kalil & Co., Inc., the Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

            4. Representations and Warranties Concerning the Company. The Seller represents and warrants to the Buyer that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the lettered and numbered paragraphs contained in the Disclosure Schedule corresponding to the lettered and numbered sections of this Section 4.

            (a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of the Company. The

Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws. The Company does not have any Subsidiaries and does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.

            (b) Capitalization. The entire authorized capital stock of the Company consists of 1,250,000 of each of Class A and Class B Company Shares (and no other class of capital stock), of which 21,132.5 Class A and 18,671.5 Class B Company Shares are issued and outstanding. No Company Shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller as set forth in Section 2(d) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition, or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of the Company; provided that the Company's Restated Articles of Incorporation provide that its Class B Common Stock is nonvoting.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than with respect to that Transfer Application, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

            (d) Financial Statements. Included in Section 4(d) of the Disclosure Schedules are the following financial statements (collectively the "Financial Statements"): (i) audited, compiled or reviewed balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended August 31, 1992; August 31, 1993; August 31, 1994; August 31, 1995 and August 31, 1996 (the "Most Recent Fiscal Year End"), for the Company; and
(ii) unaudited statements of income and Cash flow, as of and for each month during 1995 and 1996 and the months ended January 31, February 28, March 31, April 30, May 31, June 30, July 31, and August 31, 1997 for the Company. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete). Without limiting the generality of the foregoing, all material revenues and expenses of the Company (A) are properly reflected in the Financial Statements, (B) have arisen in the Ordinary Course of Business unless otherwise stated therein, (C) are valid and subject to no offsets or claims, and (D) will be or have been collected or paid at their recorded amounts subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheets.

            (e) Subsequent Events. Since January 1, 1997, except as set forth in
Section 4(e) of the Disclosure Schedules, there has not been any material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Company with respect to the operation of the Stations. Without limiting the generality of the foregoing and with respect to the operation of the Stations since that date:

                  (i) the Company has not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) the Company has not entered into any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

                  (iii) no party has accelerated, terminated, modified, or cancelled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $5,000 to which the Company is a party or by which it is bound;

                  (iv) no Security Interest has been imposed upon any of the Company's assets, tangible or intangible;

                  (v) the Company has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

                  (vi) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

                  (vii) the Company has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) outside the Ordinary Course of Business;

                  (viii) the Company has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

                  (ix) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                  (x) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xi) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property or any action adversely affecting the FCC Licenses or the Stations;

                  (xii) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

                  (xiii) the Company has not entered into any employment contract, consulting contract or severance agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xiv) the Company has not granted any increase outside the Ordinary Course of Business in the base compensation of any of its directors, officers, and employees;

                  (xv) the Company has not adopted any (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement,
      (F) medical, hospitalization, life, or other insurance, (G) severance, or
      (H) other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment (however, the employees of WJOD-FM and KXGE-FM, both of which have been recently acquired by the Company, have become participants in all of the Company's benefit plans);

                  (xvi) the Company has not made any other change in employment terms for any of its directors, officers, and employees;

                  (xvii) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xviii) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company;

                  (xix) the Company has not altered its credit and collection policies or its accounting policies;

                  (xx) the Company has not materially altered the programming, format or call letters of the Stations or their promotional and marketing activities (other than the call letter change by former KGGY-FM to KXGE-FM);

                  (xxi) the Company has not applied to the FCC for any modification of the FCC Licenses or failed to take any action necessary to preserve the FCC Licenses and has operated the Stations in compliance therewith and with all FCC rules and regulations;

                  (xxii) there has been no change made or authorized in the charter or bylaws of the Company;

                  (xxiii) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

                  (xxiv) the Company has not declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xxv) there has been no material adverse change in the market share or Cash flow of the Stations; and

                  (xxvi) the Company has not committed to any of the foregoing.

            (f) Undisclosed Liabilities. The Company has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand).

            (g) Tax Matters.

                  (i) The Company has filed all Tax Returns and returns that it was required to file or may be required to file, except for extensions granted to the Company which are disclosed on Section 4(g) of the Disclosure Schedule. All such Tax Returns that were filed were correct and complete in all respects, and all such Tax Returns that will be filed will be correct and complete in all respects. All Taxes owed by the Company have been paid. The Company is not currently a party to a pending Tax audit, aware of a threatened Tax audit, or the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file reports and returns that it is or may be subject to taxation by that jurisdiction. There are no Security

      Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

                  (iii) No Seller or director or officer (or employee responsible for Tax matters) of the Company has Knowledge that any authority has or will seek to assess any additional Taxes for any period for which returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which the Company and the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority.
      Section 4(g) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after January 1, 1992, indicates those returns that have been audited, and indicates those returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1993.

                  (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) The Company is not a party to any Tax allocation or sharing agreement. The Company has not ever been (or has any Liability for unpaid Taxes because it once was) a member of an Affiliated Group during any part of any consolidated return year within any part of a consolidated return year.

                  (vi) Section 4(g) of the Disclosure Schedule sets forth the following information with respect the Company as of the most recent practicable date: (A) the basis of the Company in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company; and (C) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction.

                  (vii) The unpaid Taxes of the Company do not exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

            (h) Tangible Assets. Section 4(h) of the Disclosure Schedule sets forth a listing of all transmitter and station equipment, vehicles and other tangible personal property used in conducting the operation and business of the Stations. The Company owns or leases all tangible assets necessary for the conduct of the operation and business of the Stations as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. No such tangible asset is in need of immediate replacement or retirement except the Wisconsin transmission tower of KXGE-FM.

            (i) Owned Real Property. Section 4(i) of the Disclosure Schedule lists and describes briefly all real property that the Company owns. Except as disclosed in Section 4(i) of the Disclosure Schedule, with respect to each such parcel of owned real property:

                  (i) the Company has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, (including but not limited to leases or other agreements granting to any party the right of use or occupancy of and options or rights of first refusal to purchase) except for recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                  (ii) there are no (A) pending or, to the Knowledge of the Seller and the Company, threatened condemnation proceedings relating to the property; (B) pending or, to the Knowledge of the Seller and the Company, threatened litigation or administrative actions relating to the property; or (C) other matters affecting occupancy, or value thereof;

                  (iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings, towers, antennae and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained, and access to the property is provided by paved public right-of-way with adequate curb cuts available;

                  (iv) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                  (v) there are no parties (other than the Company) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 4(j) of the Disclosure Schedule who are in possession of space to which they are entitled, no leases, subleases or other agreements granting to any party any right of use or occupancy or option or right of refusal with respect to any parcel of real property;

                  (vi) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

                  (vii) each parcel of real property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property.

            (j) Real Property Leases. Section 4(j) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. The Company has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(j) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(j) of the Disclosure Schedule:

                  (i) the lease or sublease is and, following the Closing, will continue to be, legal, valid, binding, enforceable, and in full force and effect;

                  (ii) no party to the lease or sublease is in breach or default (or has repudiated any provision thereof), and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (iii) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease other than the oral lease for the Wisconsin transmission tower site described on Section 4(j) of the Disclosure Schedule;

                  (iv) with respect to each sublease, the representations and warranties set forth in subsections (i) through (iii) above are true and correct with respect to the underlying lease;

                  (v) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (vi) to the Knowledge of the Seller and the Company, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses, permits and zoning approvals) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                  (vii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                  (viii) to the Knowledge of the Company, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for recorded easements, covenants, and other restrictions that impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

            (k) Intellectual Property. The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses.

                  (i) To the Knowledge of the Seller and the Company, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company has never received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Company's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

                  (ii) Section 4(k) of the Disclosure Schedule identifies each patent, trademark or copyright registration which has been issued to the Seller or the Company with respect to any of his Intellectual Property, identifies each pending patent, trademark or copyright application for registration which the Seller or the Company has made with respect to any of his Intellectual Property, and identifies each license, agreement, or other permission which the Seller or the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to the Buyer correct and complete copies of all such patents, trademarks or copyright registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that the Seller or the Company owns:

                  (A) the Seller or the Company possesses all right, title, and interest in and to the item;

                  (B) the item is not subject to any outstanding judgment,
            order, decree, stipulation, injunction, or charge;

                  (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of the Seller and the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (D) except as set forth on Section 4(k) of the Disclosure
            Schedule, the Seller or the Company has not ever agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (iii) Section 4(k) of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Company has supplied the Buyer with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property:

                  (A) the license, sublicense, agreement, or permission covering the item is, and following the Closing will continue to be on identical terms, legal, valid, binding, enforceable, and in full force and effect;

                  (B) no party to the license, sublicense, agreement, or
            permission is, to the Knowledge of the Seller and the Company, in material breach or default (or has repudiated any provision thereof), and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                  (C) with respect to each sublicense, to the Knowledge of the
            Seller and the Company, the representations and warranties set forth in subsections (A) and (B) above are true and correct with respect to the underlying license;

                  (D) to the Knowledge of the Seller and the Company, the
            underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                  (E) to the Knowledge of the Seller and the Company, no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending, or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                  (F) the Company has not granted any sublicense or similar
            right with respect to the license, sublicense, agreement, or permission.

            (l) Contracts. Other than Advertising Contracts, Section 4(l) of the Disclosure Schedule lists the contracts, agreements, and other written arrangements to which the Company is a party and either involving payment in excess of One Thousand Dollars ($1,000) per year or not entered into in the Ordinary Course of Business. The Company has delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 4(l) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed:

                  (i) the written arrangement is legal, valid, binding, and enforceable in accordance with its terms against each party thereto;

                  (ii) the written arrangement will continue to be legal, valid, binding, and enforceable in accordance with the terms against each party thereto on identical terms following the Closing;

                  (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and

                  (iv) no party has repudiated any provision of the written arrangement.

The written arrangements listed in Section 4(l) of the Disclosure Schedule are all of the written arrangements reasonably necessary for the conduct of the operation and business of the Stations as presently conducted and proposed to be conducted. The Company is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 4(l) of the Disclosure Schedule under the terms of this
Section 4(l), other than the verbal lease of the transmission tower site for KXGE-FM.

            (m) FCC Licenses and Compliance with FCC Requirements.

                  (i) All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Stations as they are now being operated are detailed in
      Section 4(m) of the Disclosure Schedules and are in full force and effect, are unimpaired by any acts or omissions of Seller, the Company or the Company's employees or agents, and are free and clear of any restrictions which might limit the full operation of the Stations. Except as set forth in Section 4(m) of the Disclosure Schedules, no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any material restriction or limitation upon the operation of the Stations as now conducted. Except as set forth in Section 4(m) of the Disclosure Schedules, the Seller and the Company are not aware of any reason why the FCC licenses might not be renewed in the ordinary course or revoked.

                  (ii) The Stations are each in compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Station's transmission facilities is restricted in accordance with the policies of the FCC.

                  (iii) Except as set forth in Section 4(m) of the Disclosure Schedule, to the best of the Knowledge of the Seller and the Company, the Company is not the subject of any FCC or other governmental investigation or any notice of violation or order, or any material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Stations, and there are no proceedings (other than rulemaking proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the FCC Licenses or the authorizations listed in Section 4(m) of the Disclosures Schedule.

                  (iv) The Company has filed with the FCC and all other governmental authorities having jurisdiction over the Stations all material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

            (n) Insurance. Section 4(n) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

                  (i) the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii) the policy number and the period of coverage;

                  (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable in accordance with its terms against the parties thereto; (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing Date; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during that three-year period.
Section 4(n) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

            (o) Litigation. Section 4(o) of the Disclosure Schedule sets forth each instance in which the Company: (i) is subject to any unsatisfied judgement, order, decree, stipulation, injunction, or charge; or (ii) is a party or, to the Knowledge of the Seller and the Company, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 4(o) of the Disclosure Schedule could result in any material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Company or the Stations taken as a whole. To the Knowledge of the Seller, the Seller and the Company have no reason to believe (and there is no Basis to have any reason to believe) that any other charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

            (p) Employees. Section 4(p) of the Disclosure Schedule sets forth a listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work at the Stations of each employee of Company. To the Knowledge of the Seller and the Company, no key employee or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. The Seller and the Company have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

            (q) Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and will be collected with commercially reasonable efforts in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

            (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

            (s) Employee Benefits. Section 4(s) of the Disclosure Schedule lists all Employee Benefit Plans that the Company maintains or has maintained, or to which the Company contributes, or has contributed for the benefit of any current or former employee of the Company.

                  (i) Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

                  (ii) Each Employee Benefit Plan that is an Employee Pension Benefit Plan has received a determination from the Internal Revenue Service that the form of the plan is qualified under Section 401(a) of the Code, and nothing has occurred since the date of the determination that would adversely affect the plan's qualified status.

                  (iii) All required reports and descriptions (including, where applicable, Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. The applicable requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980(B) have been met with respect to each Employee Welfare Benefit Plan. All premiums or other payments for all periods have been paid with respect to each Employee Welfare Benefit Plan that is a group health plan within the meaning of the Code Sec. 4980(B)(g)(2) and Section 607 of ERISA. All contributions (including all employer contributions and employee salary reduction contributions) which are or were due have been paid in a timely manner to each Employee Benefit Plan.

                  (iv) There have been no Prohibited Transactions with respect to any Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.

                  (v) No charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Seller and the Company, threatened. Neither the Seller nor the Company has any Knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand.

                  (vi) The Company has delivered to the Buyer correct and complete copies of (A) the plan documents and summary plan descriptions,
      (B) the most recent determination letter received from the Internal Revenue Service, (C) the most recent Form 5500 Annual Report, and (D) all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

The Company does not contribute to, has never contributed to, or has never been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan. The Company has not incurred, and neither the Seller nor the Company has any reason to expect that the Company will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any Employee Pension Benefit Plan that the Company maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute. The Company does not maintain and has not maintained or contributed, or been required to contribute to any Employee Pension Benefit Plan that is or was subject to Title IV of ERISA and/or Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980(B)).

            (t) Environment, Health, and Safety.

                  (i) The Company has complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Company alleging any failure to comply with any such law or regulation.

                  (ii) The Company has no Liability (and there is no Basis related to the past or present operations, and its respective predecessors for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof, concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment, or for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

                  (iii) The Company has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

                  (iv) The Company has obtained and has been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                  (v) All properties and equipment used in the business of the Company have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                  (vi) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that the Company owns or ever has owned or leases or ever has leased.

            (u) Legal Compliance.

                  (i) The Company has complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Company alleging any failure to comply with any such law or regulation, including those relating to the employment of labor, employee civil rights, and equal employment opportunities and relating to antitrust matters.

                  (ii) The Company has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder). The Company has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

            (v) Certain Business Relationships With the Company and Its Subsidiaries. Except as described in Section 4(v) of the Disclosure Schedules, none of the Seller and his Affiliates has been involved in any business arrangement or relationship with the Company within the past twelve (12) months, and neither the Seller nor any Company Affiliate owns any property or right, tangible or intangible, which is used in the business of the Company.

            (w) Brokers' Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            (x) Advertising Contracts. Section 4(x) of the Disclosure Schedule lists those Advertising Contracts and the daily value of such Advertising Contracts as of September 19, 1997. Other than to employees of the Company or as disclosed in Section 4(x) of the Disclosure Schedule, no commission or other form of renumeration is paid by the Company with respect to Advertising Contracts. No party to any Advertising Contract has indicated to the Company within the past year that it will stop or decrease the rate of advertising.

            (y) Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 4 not misleading.

            5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            (a) General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set for in Section 6 below).

            (b) Transfer Applications. Within ten (10) business days after the execution of this Agreement, the Company and the Buyer shall jointly file with the FCC an application for transfer or control of the Company, including its FCC Licenses, permits and authorizations pertaining to the Stations from the Seller to the Buyer (the "Transfer Application"). The costs of the FCC filing fees in connection with the Transfer Application shall be divided equally between the Seller and the Buyer. Each Party shall pay their own attorneys' fees. The Seller, the Company and the Buyer shall thereafter prosecute the Transfer Application with all reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grant of the Transfer Application as expeditiously as practicable (but neither the Seller nor the Buyer shall have any obligation to satisfy complainants or the FCC by taking any steps which would have material adverse effect upon the Buyer, the Seller, or the Stations. If the FCC imposes any condition on any Party to the Transfer Application, such Party shall use commercially reasonable efforts to comply with such condition; provided that no such Party shall be required hereunder to comply with any condition that would have a material adverse effect upon the Buyer, the Seller or the Stations. The Seller and the Buyer shall jointly oppose any requests for reconsideration or judicial review of FCC approval of the Transfer Application and shall jointly request from the FCC an extension of the effective period of FCC approval of the Transfer Application if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this Section 5(b) shall be construed to limit any Party's right to terminate this Agreement pursuant to Section 10 of this Agreement.

            (c) Notices and Consents. The Seller will give any notices to third parties, and the Seller will cause the Company to use its commercially reasonable efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters pertaining to the Company or the Seller disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will file any notification and report forms and related material that he or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use his or its best efforts to obtain an early termination of the applicable waiting period, and will make further filings pursuant thereto that may be necessary, proper or advisable. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

            (d) Operation of Business. The Seller will not cause or permit the Company to engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not (and will not direct the Company to) engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in
Section 4(e) above.

            (e) Employees. Upon notice to the Seller, and at mutually agreeable times, the Company will permit the Buyer to meet with the Company's employees prior to the Closing Date. Neither the Seller nor the Company will take any action to preclude or discourage any of the Company's employees from continuing employment with the Company. The Seller shall reimburse the Buyer for severance and other obligations based on the Company's practices at or prior to the Closing with respect to any employee of the Company whose employment with the Company terminates within thirty (30) days after the Closing Date.

            (f) Advertising Obligations. The Company shall satisfy its air time obligations under its Advertising Contracts for goods or services ("Barter Agreements") such that the outstanding aggregate balance owing under all Barter Agreements as of the Closing Date shall not exceed Ten Thousand Dollars ($10,000) worth of air time. On the Closing Date, the Seller shall deliver to the Buyer a schedule, certified by an officer of the Company, reflecting the aggregate outstanding balances under all Barter Agreements in existence as of the Closing Date.

            (g) Operating Statements. The Seller shall deliver to the Buyer, for the Buyer's informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Stations within ten (10) days after each such statement is prepared by or for the Company or the Seller.

            (h) Contracts. The Company will not without the prior written consent of the Buyer amend, change, or modify any of the contracts listed on
Section 4(1) of the Disclosure Schedule in any material respect. The Company will not without prior written consent of the Buyer enter into any new contracts respecting the Stations or their properties, except (i) Advertising Contracts which comply with the representations and warranties pertaining to such contracts set forth in Section 4(1) above; (ii) contracts entered into in the Ordinary Course of Business which are cancelable on not more than thirty (30) days' notice without penalty or premium; (iii) contracts entered into in the Ordinary Course of Business each of which does not involve more than Two Thousand Dollars ($2,000) or all of which do not involve more than Ten Thousand Dollars ($10,000) in the aggregate.

            (i) Operation of Stations. The Company shall operate the Stations in compliance with the FCC Licenses and the rules and regulations of the FCC, and the FCC Licenses shall at all times remain in full force and effect. The Company shall file with the FCC all material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Stations.

            (j) Credit and Receivables. The Company will follow its usual and customary policies with respect to extending credit for Advertising Contracts and with respect to collecting accounts receivable arising from such extension of credit.

            (k) Preservation of Business. The Seller will cause the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, relationships with lessors, licensers, advertisers, suppliers, customers, and employees, all of the confidential information and trade secrets of the Stations, and the FCC Licenses.

            (l) Full Access and Consultation. The Seller will permit and will cause the Company to permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Stations, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Company. The Buyer will use its best efforts to complete its due diligence review of all such premises, properties, books, records, contracts, Tax records and documents of or pertaining to the Company within thirty (30) days from the date of this Agreement. The Seller will cause the Company to consult with the Buyer's management with a view to informing the Buyer's management as to the operations, management and business of the Stations.

            (m) Notice of Developments. The Seller will give prompt written notice to the Buyer of any material development affecting the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Company. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 5(m), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

            (n) Exclusivity. The Seller will not (and the Seller will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving the Seller; or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

            (o) Abstract and Title Insurance. The Buyer will obtain and deliver abstracts with respect to each parcel of real estate that the Company owns and the leased facility at Saratoga Road, Dubuque, Iowa. The abstract(s) will be delivered to an attorney of the Buyer's choice for an opinion as to title. With regard to the real property located in the State of Illinois, the Seller will assist the Buyer in obtaining an owner's policy issued by a title insurer reasonably satisfactory to the Buyer in an amount equal to the fair market value of such real property, insuring title to such real property in the Buyer as of the Closing subject only to the title exceptions which do not impair the current use, occupancy or value or the marketability of title of the property and are disclosed in Section 4(i) or Section 4(j) of the Disclosure Schedule, together with such endorsements for zoning, contiguity, public access and extended coverage and such other endorsements as the Buyer reasonably requests. The Buyer and the Seller shall each pay one-half (1/2) of the cost of such title policies.

            (p) Surveys. With respect to each parcel of real property that the Company owns and as to the leased facility at Saratoga Road, Dubuque, Iowa as to which a title insurance policy or title opinion is to be procured pursuant to
Section 5(o) above, the Seller will assist the Buyer in the procurement in preparation for the Closing a current survey of the real property certified to the Buyer, prepared by a licensed surveyor and conforming to current expanded ALTA Minimum Detail

Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing. The Buyer and the Seller shall each pay one-half (1/2) of the costs of such Surveys.

            (q) Environmental Assessments. The Seller will assist the Buyer in obtaining with respect to each parcel of real estate that the Company owns and as to the leased facility at Saratoga Road, Dubuque, Iowa as to which a title insurance policy or title opinion is to be procured pursuant to Section 5(o) above, a current Phase I environmental site assessment from an environmental consultant or engineer reasonably satisfactory to the Buyer which shall not disclose or recommend any action with respect to any condition to be remediated or investigated or any contamination on the site assessed. The Buyer and the Seller shall each pay one-half (1/2) of the cost of such environmental site assessment.

            (r) Control of Stations. The transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent and approval to the Transfer Application. Between the date of this Agreement and the Closing Date, the Buyer and its employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Stations, and such operation shall be the sole responsibility of and in the control of the Company.

            (s) Risk of Loss. The risk of loss, damage, or destruction to any of the assets of the Company shall remain with the Seller until the Closing. In the event of any such loss, damage, or destruction the Seller will promptly notify the Buyer of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Seller will repair or replace such assets as soon as possible after loss, damage or destruction thereof and shall use its best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. The Closing Date shall be extended (with FCC consent, if necessary) for up to sixty (60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the date of the Seller's notice to the Buyer, and the Buyer reasonably determines that the Seller's failure to repair or replace, alone or in the aggregate, would have a material adverse effect on the operation of the Stations:

                  (i) the Buyer may elect to terminate this Agreement; or

                  (ii) the Buyer may postpone the Closing Date until such time as the property has been repaired, replaced or restored in a manner and to an extent reasonably satisfactory to the Buyer, unless the same cannot be reasonably effected within ninety (90) days of the date of the Seller's notice to the Buyer, in which case either Party may terminate this Agreement; or

                  (iii) the Buyer may choose to accept the lost, damaged or destroyed assets in their "then" condition, together with the Seller's assignment to the Buyer all rights under any insurance claims covering the loss, damage or destruction and payment over to the Buyer any proceeds under any such insurance policies, previously received by the Seller with respect thereto.

      In the event the Closing Date is postponed pursuant to this Section 5(s), the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

            (t) Payment of Dividends. The Company shall not, without the written approval of the Buyer (i) pay any dividend or make any distribution on any Company Share or other security or interest in the Company or any distribution for the benefit of the Seller, (ii) pay any bonuses or distributions to any employee or person rendering services to or on behalf of the Company or (iii) incur any additional Funded Indebtedness; provided, that nothing in this Section 5(t) shall prevent the Company from making expenditures and salary payments in the Ordinary Course of Business. The Purchase Price will not be adjusted for the amount of the payments made on Funded Indebtedness between the date of this Agreement and the Closing.

            (u) Wisconsin Tower Site. The Company and the Buyer will cooperate to identify and purchase a suitable replacement site for the KXGE-FM transmission tower and to file a construction permit to relocate the KXGE-FM transmission tower to the site selected, all at the expense of the Buyer.

            6. Conditions to Obligation to Close.

            (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 2 and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Seller shall have performed and complied with all of his covenants hereunder in all material respects through the Closing;

                  (iii) the Seller and the Company shall have procured all of the third party consents specified in Section 5(c) above, the Buyer shall have received all of the title insurance commitments, and endorsements and title opinions specified in Section 5(o) above, all of the surveys specified in Section 5(p) above; and all the Phase I environmental site assessments described in Section 5(q) above;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
      (C) affect adversely the right of the Buyer to own, operate, or control the Company Shares, the Company or the Stations (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                  (v) the Seller shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

                  (vi) the Transfer Applications shall have been approved by a Final Order of the FCC and the Buyer shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

                  (vii) the Buyer shall have received from counsel to the Seller an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to the Buyer and dated as of the Closing Date;

                  (viii) subject to Section 7(b), the officers and directors of the Company shall have tendered written confirmation of their resignation of service by and for the Company and repaid or satisfied all Liabilities owed by them to the Company and all shall have released the Company of all Liabilities owed to them by the Company; and

                  (ix) all actions in consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

            (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this

      Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                  (iv) the Buyer shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in
      Section 5(b)(i)-(iii) is satisfied in all respects;

                  (v) each of the Transfer Applications shall have been approved by a Final Order of the FCC and the Buyer shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule; and

                  (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

            7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

            (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

            (b) Funded Indebtedness. Immediately following the Closing, the Buyer shall cause to Company to pay in full the Funded Indebtedness;

            (c) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

            (d) Transition. The Seller will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Stations or the Company from maintaining the same business relationships with the Stations or the Company after the Closing as it maintained with the Stations or the Company prior to the Closing. The Seller will refer all customer inquiries relating to the business of any of the Stations to the Buyer from and after the Closing. Seller, Affiliate of Seller, will not employ or offer to employ any employee of the Company (other than members of Seller's family) for a period of three (3) years after the Closing Date.

            (e) Confidentiality. The Seller will treat and hold as confidential such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7(e). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use his best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

            (f) Covenant Not to Compete. For a period of three (3) years from and after the Closing Date, the Seller will not engage directly or indirectly in the radio broadcast business in any geographic area in which the Company conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. Nothing in this Section 7(f) shall prohibit the Seller from participating in fee-based brokerage for sales of radio stations.

            (g) Retainage Adjustment. In the event and to the extent that the Buyer or the Company may become obligated to pay after the Closing any Liability for which the Buyer would be entitled to indemnification by the Seller under
Section 8(b) of this Agreement, such amount shall be deducted from the Retainage Deposit pursuant to the terms of the Retainage Agreement.

            8. Remedies for Breaches of this Agreement.

            (a) Survival. All of the representations and warranties of the Seller and the Company contained in Sections 4 and 7 of this Agreement (other than the representations and warranties of the Seller and the Company contained in Sections 4(a), 4(b), 4(c), 4(g) and 4(x) hereof) shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for the period of the applicable statute of limitations plus ninety (90) days for any Liability associated therewith. All of the other representations, warranties, and covenants of the Buyer and the Seller contained in this Agreement (including the representations and warranties of the Seller contained in Sections 2 and of the Company contained in Sections 4(a), 4(b), 4(c) and 4(g) hereof) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter.

            (b) Indemnification Provisions for the Benefit of the Buyer. The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach of any of the Seller's representations, warranties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Buyer makes a written claim for indemnification within the applicable survival period); or (ii) the Retained Liabilities.

            (c) Indemnification Provisions for the Benefit of the Seller. The Buyer agrees to indemnify the Seller from and against all Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) the breach of any of the Buyer's representations, warranties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Seller makes a written claim for indemnification within the applicable survival period; or
(ii) the Assumed Liabilities.

            (d) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. In the event any Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

            (e) Specific Performance. Each of the Parties acknowledges and agrees that the Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11(p) below), in addition to any other remedy to which it may be entitled, at law or in equity. Each of the Parties acknowledges and agrees that money damages would not be an adequate remedy for a breach of any provision of this Agreement.

            (f) Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, after the Closing neither party shall indemnify or otherwise be liable to the other party from and after the Closing Date except to the extent that the Adverse Consequences suffered by the Indemnified Party, in the aggregate from all indemnifiable events shall exceed Ten Thousand Dollars ($10,000) and indemnification shall be made by the indemnifying party only to the extent of such excess over Ten Thousand Dollars ($10,000); provided, however, that the foregoing limitation shall not be applicable to: (i) the obligations of the Buyer to pay and discharge any of the Assumed Liabilities of the Company existing from and after the Closing Date; (ii) the obligation of the Seller to pay and discharge any of the Retained Liabilities of the Company existing as of the Closing; (iii) the Seller's obligation to deliver clear title to the Company Shares; (iv) any Liability of the Company other than Liability for Taxes arising from the Company's exchange of radio stations KATE/KCPI for radio stations WJOD-FM and KGGY-FM; (v) any Liability of the Company for Taxes arising from the Company's exchange of radio stations KATE/KCPI for radio stations WJOD-FM and KGGY-FM net of any tax benefit obtained as a result of the Internal Revenue Service's recharacterization or adjustment of the exchange transaction; or (vi) any Lien on the assets of the Company arising from circumstances existing at the Closing. The Buyer shall have the right to recoup from any amount due to the Seller any amount due from the Seller under this
Section 8.

            (g) Other Indemnification. The indemnification provisions set forth in Section 8(a), 8(b), 8(c) and 8(d) are in addition to, and not in derogation of, any statutory or common law remedy any Party may have for breach of representation, warranty, or covenant.

            9. Definitions.

      "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

      "Advertising Contract" means any arrangement with any third party under which the Seller has created, incurred, assumed or guaranteed an obligation to provide advertising or air time on the Station.

      "Affiliate" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

      "Assumed Liabilities" means (a) Funded Indebtedness; (b) all unpaid trade vendor payables incurred in the Ordinary Course of Business representing services and/or non-Cash benefits incurred in the Ordinary Course of Business prior to Closing; (c) obligations of the Company under commitments, contracts, quotes and purchase orders with customers and suppliers entered into in the Ordinary Course of Business as set forth on Section 4(l) of the Disclosure Schedule; (d) obligations of the Company under Advertising Contracts as set forth on Section 4(x) of the Disclosure Schedule; and (e) obligations of the Company under real property leases as set forth on Section 4(j) of the Disclosure Schedule. The Assumed Liabilities shall not include the Retained Liabilities.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Buyer" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in Section 1(c) above.

      "Closing Date" has the meaning set forth in Section 1(c) above.

      "Code" means the Internal Revenue Code of 1986, as amended

      "Company" has the meaning set forth in the Preface above.

      "Company Share" means any share of the Common Stock, par value $.01 per share, of the Company.

      "Confidential Information" means any information concerning the businesses and affairs of the Company.

      "Disclosure Schedule" has the meaning set forth in Section 2 above. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

      "Earnest Money Deposit" has the meaning set forth in Section 1(b) above.

      "Earnest Money Escrow Agent" means Dubuque Bank & Trust Company.

      "Earnest Money Escrow Agreement" has the meaning set forth in Section 1(b) above.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      "Entity" means a corporation, limited liability company, partnership, limited partnership, limited liability partnership or other entity recognized by any jurisdiction within the United States.

      "ERISA" means the Employee Retirement Income Security Act of 1974 as amended.

      "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "FCC" means the Federal Communications Commission of the United States.

      "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

      "Final Order" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

      "Financial Statements" has the meaning set forth in Section 4(d) above.

      "Funded Indebtedness" means the Company's indebtedness for borrowed money from any source accrued as of the date of this Agreement, in the principal amount of $2,926,200.53, plus interest thereon to the Closing Date. All such Funded Indebtedness as of the date is set forth on Section 9 to the Disclosure Schedule.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Indemnified Party" has the meaning set forth in Section 8(d) above.

      "Indemnifying Party" has the meaning set forth in Section 8(d) above.

      "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) all programs, programming materials, copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, market and other research information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (b) copies and tangible embodiments thereof (in whatever form or medium).

      "Joint and Several" has the meaning set forth in Section 10(o) below.

      "Knowledge" means actual knowledge after reasonable investigation.

      "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Licenses" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Seller and the Company with respect to the operations of the Stations and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

      "Most Recent Balance Sheet" means the balance sheet of the Company as of the Most Recent Fiscal Year End.

      "Most Recent Fiscal Year End" has the meaning set forth in Section 4(d) above.

      "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Party" has the meaning set forth in the preface above.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

      "Purchase Price" has the meaning set forth in Section 1(b) above.

      "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

      "Requisite Seller" means holders of a majority of the Company Shares.

      "Retainage Deposit" has the meaning set forth Section 1(b) above.

      "Retainage Agent" means Dubuque Bank & Trust Company.

      "Retainage Agreement" has the meaning set forth in Section 1(b) above.

      "Retained Liabilities" means (a) any Liability of the Company for unpaid Taxes (with respect to the Company or otherwise) for periods prior to Closing;
(b) any Liability of the Company for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby; (c) any Liability of the Company for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby; (d) any Liability of the Company to the Seller or any Affiliate or family member of the Seller other than those Liabilities included in Funded Indebtedness; or (e) any Liability of the Company for any fine imposed or threatened, after the Closing but relating to events occurring prior to Closing by a federal, state or local governmental or regulatory agency for failure to report, register or otherwise comply with applicable law or regulation.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation; and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Seller" has the meaning set forth in the preface above.

      "Stations" means the radio broadcast stations having the call letters WDBQ-AM, KLYV-FM and KXGE-FM all licensed by the FCC to operate in Dubuque, Iowa, and WJOD-FM, licensed by the FCC to operate in Galena, Illinois.

      "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Survey" has the meaning set forth in Section 5(j) above.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Transfer Application" has the meaning set forth in Section 5(b) above.

            10. Termination.

            (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in breach, and the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect in each case if such breach remains uncured for twenty (20) days after notice of breach is received from the other party;

                  (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 6(a) hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement);

                  (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 6(b) hereof (unless the failure results primarily from the Seller breaching any representation, warranty, or covenant contained in this Agreement); or

                  (v) the Buyer or the Seller may terminate this Agreement if any Transfer Application is denied by Final Order.

            (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

            11. Miscellaneous.

            (a) Survival. All of the representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in Section 8(a).

            (b) Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

            (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

            (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

            (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that the Buyer may assign all right, title and interest in, to and under this Agreement to one or more affiliated entities.

            (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Seller
      before closing:         Mr. Philip T. Kelly
                              Communications Properties, Inc.
                              5490 Saratoga Road
                              Dubuque, IA  52002-2593

      If to the Seller
      after closing:          Mr. Philip T. Kelly
                              1035 Prince Phillip Drive
                              Dubuque, IA 52003

            Copy to:          James M. Heckmann, Esq.
                              1660 Embassy West Drive
                              Suite 175
                              Dubuque, IA 52002

      If to the Buyer:        Cumulus Holdings, Inc.
                              c/o Quaestus Management Corporation
                              330 E. Kilbourn Ave., Ste. 250
                              Milwaukee, WI 53202
                              Attn: Terrence J. Leahy

            Copy to:          Cumulus Broadcasting, Inc.
                              875 N. Michigan Avenue
                              Chicago, IL  60611
                              Attn: Richard J. Bonick

                              Baker & Daniels
                              205 W. Jefferson Boulevard
                              Suite 250
                              South Bend, IN 46601
                              Attn: Peter G. Trybula

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

            (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

            (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Requisite Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            (l) Expenses. The Buyer and the Seller, will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than as set forth in Section 5(b) with regard to the Transfer Application. The Seller will pay all income taxes, transfer taxes and other recording or similar fees necessary to vest title to the Company Shares in the Buyer. The Seller agrees that the Company has not borne nor will bear any of the Seller's costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

            (m) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

            (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (o) The Seller. When the Seller makes a representation, warranty, or covenant herein, then that representation, warranty, or covenant will be referred to herein as the "Joint and Several" obligation of the Seller. This means that Seller will be responsible for the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any breach thereof.

            (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. The Seller hereby appoints Heckmann & Murphy as his agent and the Buyer hereby appoints CT Corporation as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on the other Party by sending or delivering a copy of the process
(i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(h) above or (ii) to the Party to be served in care of its or his agent at the address and in the manner provided for the giving of notices in Section 10(h) above. Nothing in this Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

                                    * * * * *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                    CUMULUS HOLDINGS, INC.


                                    By:
                                       -----------------------------

                                    Title:
                                          --------------------------
                                                   "Buyer"



                                    -------------------------------------------
                                    Philip T. Kelly

                                                   "Seller"